Exhibit 99.1

ZipRecruiter Announces Board of Directors Nomination

SANTA MONICA, CA (August 2, 2024) – ZipRecruiter® (NYSE: ZIP), a leading online employment marketplace, today announced the appointment of Mike Gupta to the company’s Board of Directors (the “Board”) and the resignation of Eric Liaw from his position as a member of the Board, both effective July 31, 2024. Mike Gupta will also serve as a member of ZipRecruiter’s Audit Committee.

“Mike has proven to be a strategic and innovative leader throughout his career, and we’re thrilled to welcome him to our Board,” said Ian Siegel, CEO of ZipRecruiter. “His wealth of experience in the tech industry and strong financial acumen make him a fantastic addition to our team. Having held executive leadership roles across multiple iconic tech brands, Mike will bring an invaluable perspective that will help us on our path to fundamentally change how employers and job seekers interact.”

“I also want to extend my gratitude to Eric for his dedicated support of ZipRecruiter over the past several years. We wish him all the best in his future pursuits,” added Siegel.

Mike Gupta has served as the Chief Financial Officer (CFO) of Calm.com, Inc., a consumer internet company, since May 2022 and as an Operating Advisor to venture capital firm DCM Ventures, since October 2021. From March 2019 to May 2022, he was CFO at Plenty Unlimited Inc., a vertical farming company. Prior to Plenty, he served as CFO at application development company Docker, Inc., from 2015 to 2018. Mr. Gupta also held multiple leadership roles, including that of CFO, during his time at Twitter, Inc. (now known as X. Corp) from 2012 to 2015. He holds a B.S. in Accounting and Economics from the New York University Stern School of Business and an M.B.A. from the University of Chicago Booth School of Business. Mr. Gupta was selected to serve on the Board because of his financial expertise and his experience as an executive officer in the technology industry.

About ZipRecruiter
ZipRecruiter® (NYSE:ZIP) is a leading online employment marketplace that actively connects people to their next great opportunity. ZipRecruiter’s powerful matching technology improves the job search experience for job seekers and helps businesses of all sizes find and hire the right candidates quickly. ZipRecruiter has been the #1 rated job search app on iOS & Android for the past seven years1 and is rated the #1 employment job site by G2.2 For more information, visit www.ziprecruiter.com.

Contacts
Investors:
Drew Haroldson
The Blueshirt Group, for ZipRecruiter
ir@ziprecruiter.com

Corporate Communications:
Claire Walsh
Press Relations
press@ziprecruiter.com

1 Based on job seeker app ratings, during the period of January 2017 to January 2024 from AppFollow for ZipRecruiter, CareerBuilder, Glassdoor, Indeed, LinkedIn, and Monster.
2 Based on G2 satisfaction ratings as of December 18, 2023.